Cohen & Co®

COHEN & COMPANY, LTD.
Registered with the Public Company Accounting Oversight Board

800.229.1099 | 866.818.4538 FAX | cohenco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2026, relating to the financial statements and financial highlights of
Muhlenkamp Fund, a series of Managed Portfolio Series, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional
Information.
/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
April 27, 2026